Exhibit (c)(iv)

DRAFT - Presentation Materials are Preliminary, Confidential and Subject to Further Revisions Project Tempest D I S C U S S I O N M AT E R I A L S M A Y 2 0 2 3 C O N F I D E N T I A L

The information herein has been prepared by Lazard based upon information supplied by Thoughtworks Holding, Inc . (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company . We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice . Disclaimer P R O J E C T T E M P E S T C O N F I D E N T I A L DRAFT - Presentation Materials are Preliminary, Confidential and Subject to Further Revisions

DRAFT - Presentation Materials are Preliminary, Confidential and Subject to Further Revisions

PROJECT TEMPEST

Discounted Cash Flow Analysis – *Sensitivity Analysis*

($ per share)

Analysis below shows the implied value per share for Tempest in the following scenarios:

- Tempest Management Plan ("MP") Sensitivities assuming MP is sensitized for each year over CY2024-2027E as follows:
  - Revenue growth is sensitized in increments of 2.5%
  - Capacity Utilization is sensitized in increments of 1.25%, implying EBITDA margin is sensitized in increments of 1.5%[1]
- Each scenario is shown for three cases:
  - Low case: 17.0% WACC, 9.5x Exit Multiple[2]
  - Mid case: 15.0% WACC, 12.5x Exit Multiple[2]
  - High case: 13.0% WACC, 15.0x Exit Multiple[2]

Revenue Growth Sensitivity

Implied Value Per Share

Revenue Growth – MP Sensitivities	Low	Mid	High
MP – 5.0%	$7.92	$10.96	$13.94
MP – 2.5%	8.64	11.95	15.19
MP	9.41	13.00	16.51
MP + 2.5%	10.22	14.12	17.92
MP + 5.0%	11.08	15.29	19.41

EBITDA Margin Sensitivity

Implied Value Per Share

Capacity Utilization	EBITDA Margin	Low	Mid	High
65.00%	MP – 3.0%	$7.90	$10.97	$13.98
66.25%	MP – 1.5%	8.65	11.99	15.25
67.50%	MP	9.41	13.00	16.51
68.75%	MP + 1.5%	10.16	14.02	17.78
70.00%	MP + 3.0%	10.91	15.03	19.04

(MP Sensitivities)

Source: *Tempest Management.*
Note: Implied Value Per Share figures are adjusted to include the Present Value of Net Operating Losses (NOLs) ranging from $16m - $17m.
1. ~1.25% change in capacity utilization represents a ~1.5% change in EBITDA margin.
2. Exit Multiple represents the NTM EBITDA Multiple applied to CY2027E / Terminal Year EBITDA.

Low Range of DCF
High Range of DCF

LAZARD

1

DRAFT - Presentation Materials are Preliminary, Confidential and Subject to Further Revisions Discounted Cash Flow Analysis – Sensitivity Analysis (cont’d) ($ per share) P R O J E C T T E M P E S T High Case Exit Multiple: 15.0x 1 WACC: 13.0% Mid Case Exit Multiple: 12.5x 1 WACC: 15.0% Low Case Exit Multiple: 9.5x 1 WACC: 17.0% Implied Value Per Share Source: Tempest Management. Note: Implied Value Per Share figures are adjusted to include the Present Value of Net Operating Losses (NOLs) ranging from $ 16 m - $ 17 m . Analysis shows the implied value per share for Tempest in the following scenarios : MP Sensitivities assuming MP is sensitized for each year over CY 2024 - 2027 E as follows : Revenue growth is sensitized in increments of 2 . 5 % and Capacity Utilization is sensitized in increments of 1 . 25% , implying EBITDA margin is sensitized in increments of 1 . 5% . Exit Multiple represents the NTM EBITDA Multiple applied to CY 2027 E / Terminal Year EBITDA . 1. High Range of DCF Low Range of DCF 2 Revenue Growth ∆ vs. Management Plan Capacity Utilization EBITDA Margin (5.0%) (2.5%) MP 2.5% 5.0% $13.98 15.25 16.51 65.00% 66.25% 67.50% 68.75% 70.00% (3.0%) (1.5%) MP 1.5% 3.0% $11.77 12.86 13.94 15.02 16.10 $12.84 14.02 15.19 16.36 17.53 17.78 19.04 $15.19 16.55 17.92 19.29 20.65 $16.46 17.94 19.41 20.88 22.36 Revenue Growth ∆ vs. Management Plan Capacity Utilization EBITDA Margin (5.0%) (2.5%) MP 2.5% 5.0% 65.00% 66.25% 67.50% 68.75% 70.00% (3.0%) (1.5%) MP 1.5% 3.0% $9.23 10.09 10.96 11.83 12.70 $10.07 11.01 11.95 12.89 13.83 $10.97 11.99 13.00 14.02 15.03 $11.92 13.02 14.12 15.21 16.30 $12.94 14.12 15.29 16.47 17.64 Revenue Growth ∆ vs. Management Plan Capacity Utilization EBITDA Margin (5.0%) (2.5%) MP 2.5% 5.0% $7.90 8.65 9.41 65.00% 66.25% 67.50% 68.75% 70.00% (3.0%) (1.5%) MP 1.5% 3.0% $6.63 7.27 7.92 8.57 9.21 $7.24 7.94 8.64 9.34 10.04 10.16 10.91 $8.59 9.40 10.22 11.03 11.84 $9.33 10.20 11.08 11.95 12.83